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                                                                   EXHIBIT 10.15

December 11, 2000


Mr. Blair Mowery
Medical CV, Inc.
9605 West Jefferson Trail
Inver Grove Heights, MN 55077

RE:  Commitment to renew $2,500,000 revolving line of credit

Dear Mr. Mowery:

On November 23, 2000 Associated Bank Minnesota renewed your line of credit (note #510600) for an additional 2 years providing for a new maturity date of November 23, 2002. Consistent with our original commitment letter dated August 26, 1999 and subsequent letter dated November 18, 1999, we are willing to renew your note for an additional year at the new maturity date. The interest rate will remain at the Wall Street Journal prime rate floating.

This commitment to renew assumes that we will continue to be secured by a $2,500,000 first real estate mortgage, a third party pledge of marketable securities with minimum loan value of $1,100,000, a security interest in all business assets, excluding accounts receivable, of Medical CV, Inc. and the $2,000,000 personal guaranty of Paul K. Miller. Your financing is also subject to a Loan Agreement, which includes various terms and conditions, including a minimum Tangible Net Worth floor of $3,000,000. This commitment to renew is also subject to no events of default under this Business Loan Agreement.

Please call me with any questions regarding this agreement.

                                                              Very truly yours,

                                                              /s/ Roger Hamilton
                                                              ------------------
                                                              Roger Hamilton
                                                              Vice President